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                                                                    EXHIBIT 23.1

The Board of Directors
TriQuint Semiconductor, Inc.:

    We consent to incorporation by reference in the registration statements (Nos. 333-75464, 333-02166, 333-08891, 333-08893, 333-31585, 333-48883,
333-66707, 333-74617, 333-81273) on Form S-8 of TriQuint Semiconductor, Inc. of our report dated February 4, 2000, except for Note 13 which is as of February 11, 2000, relating to the consolidated balance sheets of TriQuint Semiconductor, Inc. and subsidiaries as of December 31, 1999, and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, and the related financial statement schedule, which report appears in the December 31, 1999 Annual Report on Form 10-K of TriQuint Semiconductor, Inc.

                                                                    /S/ KPMG LLP

Portland, Oregon
February 14, 2000